UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2020

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Delaware	000-21617	23-2577138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

621 N. Shady Retreat Road Doylestown, PA	18901
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0005	PRPH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01.	Entry into a Material Definitive Agreement.

On December 8, 2020, ProPhase Labs, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with BRG Office L.L.C. and Unit 2 Associates L.L.C. (the “Landlord”), pursuant to which the Company has agreed to lease certain premises located on the second floor (the “Leased Premises”) of 711 Stewart Avenue, Garden City, New York (the “Building”). The Leased Premises will serve as the Company’s second CLIA laboratory, offering a wide range of laboratory testing services for diagnosis, screening and evaluation of diseases, including COVID-19 and Respiratory Pathogen Panel Molecular tests.

The Lease is effective as of December 8, 2020 and will commence upon the date of the Landlord’s substantial completion of certain improvements to the Leased Premises (the “Commencement Date”), as set forth in the Lease, targeted to be 35 days from the execution of the Lease. The initial term of the Lease is 10 years and seven months (the “Initial Term”), unless sooner terminated as provided in the Lease. The Company may extend the term of the Lease for one additional option period of five years. The Company has the option to terminate the Lease on the sixth anniversary of the Commencement Date, provided that the Company gives the Landlord written notice not less than 9 months and not more than 12 months in advance and that the Company pays the Landlord a termination fee as more particularly described in the Lease. The Landlord will provide a construction allowance to the Company in an aggregate amount not to exceed $250,795, to reimburse the Company for the cost of certain improvements to be made by the Company to the Leased Premises.

For the first year of the Lease, the Company will pay a base rent of $59,963 per month (subject to a seven month abatement period), with a gradual rental rate increase of 2.75% for each 12 month period thereafter in lieu of paying its proportionate share of common area operating expenses, culminating in a monthly base rent of $74,716 during the final months of the Initial Term. In addition to the monthly base rent, the Company is responsible for its proportionate share of real estate tax escalations in accordance with the terms of the Lease.

The Company has a right of first refusal to lease either or both of the spaces located on the ground floor of the Building containing 4,500 square feet and 4,600 square feet, as more particularly described in the Lease. The Company also has a right of first offer to purchase the Building during the term of the Lease.

The Leased Premises and the Building are subject to a Lease Agreement dated as of March 27, 2013, between the Town of Hempstead Industrial Development Agency, as landlord, and the Landlord, as tenant.

The Lease contains customary representations, warranties, covenants, indemnification provisions, default provisions, and termination provisions for a lease of this nature.

The foregoing description of the terms of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure.

On December 9, 2020, the Company issued a press release announcing the Lease and other matters. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1	Press Release dated December 8, 2020.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Monica Brady
Monica Brady
Chief Financial Officer

Date: December 14, 2020